EXECUTION COPY

CREDIT AGREEMENT
dated as of
November 3, 2006
among
ATARI, INC.
The Lenders Party Hereto,
GUGGENHEIM CORPORATE FUNDING, LLC,
as Administrative Agent

i

Page
Schedule 3.03 — Conflicting Agreements
Schedule 3.05 — Owned and Leased Properties
Schedule 3.06 — Disclosed Matters
Schedule 3.17 — Insurance
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.07 — Affiliate Transactions
Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Revolving Credit Note
Exhibit D — Form of Opinion of Borrower’s Counsel
Exhibit E — Form of Compliance Certificate
Exhibit F — List of Closing Documents

          CREDIT AGREEMENT, dated as of November 3, 2006, among ATARI, INC., the LENDERS party hereto, and GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent.
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any Subsidiary of all or substantially all of the assets of, or all of the Equity Interests in, a Person or division or line of business of a Person.
          “Administrative Agent” means Guggenheim Corporate Funding, LLC, in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Advances” shall mean and include the Revolving Loans and Letters of Credit.
          “Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent that designation of such Foreign Subsidiary as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) cause a Deemed Dividend Problem.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Aggregate Letter of Credit Commitment” means the aggregate amount of the Letter of Credit Commitments of all the Lenders, which aggregate amount equals Ten Million and 00/100 Dollars ($10,000,000) as of the Effective Date.
          “Aggregate Revolving Commitment” means the aggregate amount of the Revolving Commitments of all of the Lenders, as may be reduced from time to time pursuant to the terms of this Agreement. The initial Aggregate Revolving Commitment is Fifteen Million and 00/100 Dollars ($15,000,000) until a Term Loan in an amount agreed to by the Administrative Agent is fully funded and thereafter Twenty-Five Million and 00/100 Dollars ($25,000,000).

          “Aggregate Term Loan Commitment” means the aggregate amount of the Term Loan Commitments of all of the Lenders.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
          “Applicable Rate” means, for any day, the following per annum rates for the following Obligations:

	APPLICABLE RATE
	FOR EURODOLLAR	FOR ABR
TYPE OF OBLIGATION	BORROWING	BORROWING
Revolving Loan	5.00%	2.25%
Participation Fee for Letters of Credit	5.00%
          If the parties to the trademark license agreement among the Borrower, the Parent and Atari Interactive, Inc. agree under terms reasonably acceptable to the Administrative Agent to extend the license agreement beyond its current maturity of 2013, then the interest rate or rates applicable to the Loans shall be reduced on a blended basis, based on the Aggregate Revolving Commitment and the Aggregate Term Loan Commitment, by 0.50% per annum if the extension is for five years or more, 1.00% per annum if the extension is for ten years or more or 1.25% per annum if the extension is for fifteen years or more. If the Borrower purchases the Atari brand, trademark and intellectual property from Atari Interactive, Inc. on terms and with financing reasonably acceptable to the Administrative Agent, the Administrative Agent agrees to enter into negotiations with the goal, subject to the Borrower’s business prospects and approval of the Administrative Agent’s Credit Committee of reducing the interest rate or rates applicable to the Loans so that the blended rate based on the Maximum Aggregate Revolving Commitment and the Aggregate Term Loan Commitment would be the LIBO Rate plus 5.00% per annum.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A hereto or any other form approved by the Administrative Agent.

          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Atari, Inc., a Delaware corporation.
          “Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Base Certificate” shall mean a certificate duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit B.
          “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors nor (ii) appointed by directors so nominated; or (b) the acquisition of direct or indirect Control of the Borrower by any Person or group.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any (a) Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, or (b) Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means all property and interests in property now owned or hereafter acquired by any Credit Party in or upon which a security interest or Lien or mortgage is from time to time granted to the Administrative Agent, for the benefit of the Holders of Obligations, whether under the Pledge and Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.
          “Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Administrative Agent is granted a security interest in Collateral, including, the Pledge and Security Agreement, and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Administrative Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.
          “Commitment” means a Revolving Commitment and/or a Term Loan Commitment, as applicable.
          “Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis for such period.
          “Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary losses, (vi) charges in Borrower’s third fiscal quarter of 2006 for discontinued operations in an amount not to exceed $363,000, and (vii) restructuring charges in Borrower’s third and fourth fiscal quarters of 2006 in an amount not to exceed $60,000 for either fiscal quarter minus, to the extent included in Consolidated Net Income, extraordinary gains, all calculated for the Borrower and its consolidated Subsidiaries on a consolidated basis.
          “Consolidated Interest Expense” means, with reference to any period, the interest expense (including interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis for such period.
          “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Parties Guaranty” means that certain Guaranty (and any and all supplements thereto) dated as of the Effective Date and executed by each Subsidiary Guarantor, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.
          “Credit Party” means the Borrower, the Subsidiary Guarantors and any other Subsidiary required to become a Credit Party pursuant to Sections 5.09 and 5.10.
          “Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.
          “Customs” shall mean the United States of America Customs Department.
          “Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Dollars,” “dollars,” or “$” refers to lawful money of the United States of America.

          “Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Eligible Receivables” shall mean and include with respect to Borrower, each Receivable of Borrower arising in the ordinary course of Borrower’s business and which Lender, in its sole credit judgment which shall be exercised in a commercially reasonable manner, shall deem to be an Eligible Receivable, based on such considerations as Lender may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Lender’s first priority perfected security interest and no other Lien (other than Liens permitted by Section 6.02 or by the Collateral Documents), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to Lender. In addition, no Receivable shall be an Eligible Receivable if:
               (a) it arises out of a sale made by Borrower to (i) an Affiliate of Borrower or (ii) a Person controlled by an Affiliate of Borrower;
               (b) it is due or unpaid more than sixty (60) days after the due date;
               (c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Lender’s sole discretion, be increased or decreased from time to time;
               (d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
               (e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed within 60 days after the filing thereof, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;
               (f) the sale is to a Customer outside the United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its sole discretion;
               (g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

               (h) Lender believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
               (i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Receivable to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;
               (j) the goods giving rise to such Receivable have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by Borrower or the Receivable otherwise does not represent a final sale;
               (k) the Receivables of the Customer exceed a credit limit determined by Lender, in its sole discretion, to the extent such Receivable exceeds such limit;
               (l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim or the Customer is also a creditor or supplier of Borrower, except, in the case of any of the foregoing, to the extent the Customer has waived the right of setoff in a manner reasonably satisfactory to Lender, and in each such case only to the extent of such offset, deduction, defense, dispute, or counterclaim; or the Receivable is contingent in any respect or for any reason;
               (m) Borrower has made any agreement with any Customer for any deduction therefrom (but only to the extent of such deduction), except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
               (n) any return, rejection or repossession of the merchandise covered by such Receivable has occurred, to the extent of the invoiced value of such returned, rejected or repossessed merchandise;
               (o) such Receivable is not payable to Borrower; or
               (p) such Receivable is not otherwise satisfactory to Lender as determined in good faith by Lender in the exercise of its discretion in a reasonable manner.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its Equity Interests from being pledged pursuant to a pledge agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
          “Financial Officer” means the chief executive officer, chief financial officer (or acting chief financial officer), president, controller or treasurer of the Borrower.
          “Financials” means the annual or quarterly or monthly financial statements, and accompanying certificates and other documents, of the Borrower required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(d).
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
          “Formula Amount” shall have the meaning set forth in Section 2.01(a).
          “GAAP” means generally accepted accounting principles in the United States of America.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender and the Issuing Lender in respect of its Loans, Deposit and LC Exposure, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.
          “Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation or (b) any such acquisition as to which such approval has been withdrawn.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by preferred stock, bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, up to the value of the property subject to such Lien or, if greater, the Indebtedness secured thereby that is assumed by such Person, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Insolvency Event” has the meaning assigned to such term in Section 9.14.
          “Intercompany Indebtedness” has the meaning assigned to such term in Section 9.14.
          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
          “Interest Payment Date” means with respect to any ABR Loan or Eurodollar Loan, the last Business Day of each calendar month.
          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Issuing Lender” means one of the Lenders designated by the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by an Underlying Issuer by entering into a risk participation or other arrangement with such Underlying Issuer to reimburse such Underlying Issuer in respect of Letters of Credit.
          “LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with the terms of this Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes executed and delivered pursuant to Section 2.09(e), the Collateral Documents, the Credit Parties Guaranty, and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, performance, prospects or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the validity or enforceability of this Agreement or the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means November 3, 2009.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Debt” means, with reference to any date of determination, (i) all Indebtedness of the Borrower minus (ii) the aggregate amount of all cash and cash equivalents held by the Borrower.
          “Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than fees and expenses paid to Affiliates at prices or on terms and conditions less favorable to the Borrower or any such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that “Net Proceeds” shall include on a dollar-for-dollar basis all amounts remaining in such reserve after such liability shall have been satisfied in full or terminated.

          “Obligations” means all Loans, LC Disbursements, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any Subsidiary to the Administrative Agent, any Lender, the Issuing Lender, any Affiliate of the Administrative Agent or any Lender, the Issuing Lender, or any indemnified Person hereunder, of any kind or nature, present or future, arising under this Agreement, any Collateral Document, any Swap Agreement (to the extent such Swap Agreement is with a Lender or its Affiliate) or any other Loan Document, including obligations owing to Lenders under Section 2.05, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any Subsidiary under this Agreement or any other Loan Document.
          “Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any Subsidiary thereof with respect to receivables sold by such Person or such Subsidiary, (b) any liability under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person or any Subsidiary thereof, (c) any liability of such Person or any Subsidiary thereof under any financing lease, so-called “synthetic” lease or “tax ownership operating lease” transaction, (d) any obligation under a receivables purchase facility or other similar asset securitization transaction that would be characterized as principal if such facility were structured as a secured lending transaction rather than a purchase, or (e) any obligation of such Person or any Subsidiary thereof arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which, in the case of the foregoing clauses, does not constitute a liability on the consolidated balance sheet of such Person or any Subsidiary thereof.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Parent” shall mean Infogrames Entertainment S.A., a French corporation.
          “Participant” has the meaning set forth in Section 9.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means any Acquisition (excluding in any event a Hostile Acquisition) if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) the principal business of such Person shall be in the same line of business as, or otherwise reasonably related to, a business in which the Borrower is engaged on the Effective Date, (c) each Subsidiary formed for the purpose of or resulting from such Acquisition shall (i) to the extent required by Section 5.10, become a Subsidiary Guarantor and (ii) to the extent required by Section 5.11, grant a first-

priority perfected security interest (subject in any case to Liens permitted by Section 6.02 or by the Collateral Documents) in all of its owned property, and all of the Equity Interests of such Subsidiary shall be owned directly by the Borrower or, to the extent so required by such definition, a Subsidiary Guarantor, and all actions required to be taken with respect to such acquired or newly formed Subsidiary under Sections 5.10 and 5.11 shall have been taken, (d) the Borrower and the Subsidiaries are in compliance, on a pro forma basis acceptable to the Administrative Agent after giving effect to such Acquisition, with the covenants contained in Sections 6.12, 6.13, 6.14, 6.15 and 6.16 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such Acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance, (e) no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or Person to be acquired, (f) all material governmental and corporate approvals required in connection therewith shall have been obtained, and (g) the Borrower has delivered to the Administrative Agent an officers’ certificate certifying as to clauses (a), (b), (c), (d), (e) and (f) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirements described herein.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and
          (g) Liens in favor of the Administrative Agent for the benefit of the Holders of Obligations.

provided that, except as set forth in clause (g) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 from S&P and at least P-2 from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
          (f) in the case of investments of any Foreign Subsidiary or non-domestic branch of the Borrower, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition thereof, having an investment grade credit rating obtainable from S&P, Moody’s, or other generally recognized rating agency; and
          (g) in the case of investments by any Foreign Subsidiary or non-domestic branch of the Borrower, investments in time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with any highly capitalized commercial bank which is located in the jurisdiction where such non-domestic branch of the Borrower or such Foreign Subsidiary is located and which bank has an investment grade credit rating obtainable from S&P, Moody’s or other generally recognized rating agency.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, by and among the Credit Parties party thereto and the Administrative Agent for the benefit of the Holders of Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Prime Rate” means for any day the prime rate as published for each Business Day (or if such a day is not a Business Day, the immediately preceding Business Day) in the Wall Street Journal under the caption “Money Rates, Prime Rate.”
          “Pro Forma EBITDA” means, with respect to any target entity acquired pursuant to a Permitted Acquisition, the amount of such target’s EBITDA for the most recent trailing four (4) fiscal quarter period ending as of the last day of the fiscal quarter preceding the closing of the respective Permitted Acquisition for which financial statements are available, adjusted as provided herein. Such amount shall be determined by the Borrower and shall be subject to the consent of the Administrative Agent acting in good faith, based upon and derived from financial information delivered to the Administrative Agent prior to the consummation of such Permitted Acquisition. In each instance, such target’s historical EBITDA shall be adjusted by: (x) verifiable cost savings attributable to operating efficiencies reasonably expected to be realized by such target as operated and controlled by the Borrower or by a Subsidiary of the Borrower and (y) an amount which gives effect to the prorating of any year end adjustments made to the most recent annual financial statements of such target and which should have been accrued during such year in accordance with GAAP, all of which shall be reasonably determined by the Borrower, and must be consented to by the Administrative Agent in good faith (Pro Forma EBITDA for such target as calculated and consented to as of such closing being referred to as the “Initial Pro Forma EBITDA”). After the closing of such Permitted Acquisition and unless otherwise agreed by the Administrative Agent and the Borrower, Pro Forma EBITDA with respect thereto shall equal Initial Pro Forma EBITDA multiplied by a fraction the numerator of which is three hundred sixty five (365) less the number of days after the closing of the Permitted Acquisition included in any period for which financial statements have been delivered and the denominator of which is three hundred sixty five (365).
          “Receivables” shall mean and include all of Borrower’s accounts, contract rights, instruments (including promissory notes and other instruments evidencing Indebtedness owed to Borrower by Affiliates), documents, chattel paper (whether tangible or electronic), general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to Borrower arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services and all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created.
          “Receivables Advance Rate” shall have the meaning set forth in Section 2.01(a)(ii)(B)(i).
          “Register” has the meaning set forth in Section 9.04.

          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, and unused Commitments not otherwise described herein representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
          “Reserves” shall mean such reserves against availability as Lender may reasonably deem proper and necessary from time to time, including reserves for unpaid license fees and royalty obligations owed by the Borrower.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
          “Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
          “Revolving Credit Note” has the meaning set forth in Section 2.01(a).
          “Revolving Loan” means a Loan made pursuant to clause (a) of Section 2.01.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
          “Sale and Leaseback Transaction” means any sale or other transfer of assets or property by any Person with the intent to lease any such asset or property as lessee.

          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Borrower.
          “Subsidiary Guarantor” means each Subsidiary of the Borrower (other than any Affected Foreign Subsidiary). On the Effective Date there will be no Subsidiary Guarantors.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Term Loan” means a Loan made pursuant to Section 2.01(c).
          “Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable.
          “Total Consideration” means the total consideration and other amounts payable in connection with any Acquisition, including any portion of the consideration payable in cash, any consideration constituting the deferred purchase price for such Acquisition and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition.
          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
          “Underlying Issuer” means Deutsche Bank AG, New York Branch or another bank reasonably acceptable to the Borrower designated by the Issuing Bank to issue one or more Letters of Credit.
          “Unrestricted Liquid Assets” means, on any date, the aggregate amount of Borrower’s and its Domestic Subsidiaries’ cash and Permitted Investments that are free from all Liens (including Permitted Encumbrances other than those in favor of the Administrative Agent), setoff (other than ordinary course setoff rights of a depository bank or securities intermediary arising under a bank depository or securities intermediary agreement for customary fees, changes and other account-related expenses due to such depository bank or securities intermediary thereunder), counterclaim, recoupment, defense or other right in favor of any Person plus the amount of undrawn availability under Section 2.01.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
          SECTION 2.01. Commitments.
          (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, or (ii) the aggregate amount of the Lenders’ Revolving Credit Exposures exceeding the lesser of (A) the Aggregate Revolving Commitment or (B) an amount equal to:
     (i) up to 80% (the “Receivables Advance Rate”) of Eligible Receivables, minus
     (ii) the aggregate amount of outstanding Letters of Credit, minus
     (iii) Reserves.
The amount derived from Section 2.1(a)(ii)(B)(i) minus Section 2.1(a)(ii)(B)(iii) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Loans shall be evidenced by a note (“Revolving Credit Note”) substantially in the form attached hereto as Exhibit C. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.
          (b) Discretionary Rights. The Receivables Advance Rate may be (i) decreased by Lender at any time and from time to time, and (ii) increased by Lender at any time and from time to time after the Receivables Advance Rate has been decreased, but in no event to levels higher than the initial Receivables Advance Rate, in each case in the exercise of Lender’s sole discretion. Borrower consents to any such decreases and acknowledges that decreasing the Receivables Advance Rate or increasing the Reserves may limit or restrict Advances requested by Borrower. Lender shall give Borrower five (5) days prior written notice of its intention to decrease the Receivables Advance Rate.

          (c) Subject to additional business and legal due diligence on the Borrower, including, but not limited to, valuation of the intellectual property owned and/or used by the Borrower, with results satisfactory to the Administrative Agent in its sole discretion, the Administrative Agent and the Lenders may enter into an amendment to this Credit Agreement pursuant to which the Lenders may make Term Loans in an aggregate amount up to $20,000,000 (the “Term Loans”), which Term Loans shall be available in not more than three (3) separate draws beginning on the effective date of the amendment to this Credit Agreement providing for such Term Loans and ending on the first anniversary of the Effective Date. The Administrative Agent retains the right in its sole discretion to provide the Term Loans in two or more separate tranches.
          SECTION 2.02. Loans and Borrowings.
          (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.
          (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be made in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. [Intentionally omitted].
          SECTION 2.05. Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension), but in any event at least three Business Days in advance of the requested action, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the Aggregate Revolving Commitment.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date. Any Letter of Credit may provide by its terms that it may be extended for additional successive one-year periods on terms reasonably acceptable to the Issuing Lender. Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any Person unless the Issuing Lender shall have given notice to the applicable beneficiary (with a copy to the Borrower) of the election by the Issuing Lender not to extend such Letter of Credit, such notice to be given not fewer than forty five (45) days prior to the then current expiration date of such Letter of Credit, provided that no Letter of Credit may be extended automatically or otherwise beyond the date that is five (5) Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 10:00 a.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders). Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of
     (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein,
     (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect,
     (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or
     (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section,

constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion and in the absence of any injunction or other legal restriction on its so doing, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the

Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an interest – bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest or profits, if any, shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) and the accrued interest and profits thereon shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          SECTION 2.06. Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by crediting by 3:00 p.m., New York City time, the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR

Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Lender.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.07. Interest Elections.
          (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.08. Termination and Reduction of Commitments.
          (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Revolving Credit Exposures would exceed the Aggregate Revolving Commitment and (iii) if at any time before any Term Loans are made, the Borrower satisfies the prepayment requirements set forth in this Section 2.08(b) by remitting a prepayment fee to the Administrative Agent for the ratable benefit of the Lenders with Revolving Commitments in an amount equal to 20% of the aggregate amount by which the Aggregate Revolving Commitment is reduced.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least one Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the

Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments with respect to such Class.
          SECTION 2.09. Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.10. [Intentionally omitted]
          SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, provided that the Borrower pays the funding compensation required by Section 2.16 and such prepayment is in a minimum amount equal to $1,000,000 or any integral multiple of $500,000 in excess thereof in the case of any ABR Borrowing, and $1,000,000 or any integral multiple of $500,000 in excess thereof in the case of any Eurodollar Borrowing.

          (b) In the event and on such occasion the total Revolving Credit Exposures exceed the lesser of the Aggregate Revolving Commitment or the Formula Amount, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.
          (c) In the event and on such occasion the Borrower or any Subsidiary receives Net Proceeds from the issuance or sale by the Borrower or any Subsidiary of any Equity Interests, in each case within three (3) Business Days after the Borrower’s or any Subsidiaries’ receipt of such Net Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, however, that, so long as no Event of Default has occurred and is continuing, no such repayment shall be applied without Borrower’s consent to any Eurodollar Rate Loan until the last day of the Interest Period therefor.
          (d) In the event and on such occasion the Borrower or any Subsidiary receives Net Proceeds from the incurrence by the Borrower or any Subsidiary of any Indebtedness pursuant to Section 6.01(h) or any other Indebtedness not permitted pursuant to Section 6.01, in each case within three (3) Business Days after the Borrower’s or any Subsidiaries’ receipt of such Net Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, however, that, so long as no Event of Default has occurred and is continuing, no such repayment shall be applied without Borrower’s consent to any Eurodollar Rate Loan until the last day of the Interest Period therefor.
          (e) In the event and on such occasion the Borrower or any Subsidiary receives any Net Proceeds from the sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Borrower or any Subsidiary, other than (i) dispositions described in clauses (a), (b) and (c) of Section 6.10 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $100,000 in the case of any single transaction or series of related transactions or (B) $250,000 for all such dispositions during any fiscal year of the Borrower, in each case within three (3) Business Days after the Borrower’s or any Subsidiary’s receipt of such Net Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, however, that, so long as no Event of Default has occurred and is continuing, no such repayment shall be applied without Borrower’s consent to any Eurodollar Rate Loan until the last day of the Interest Period therefor.
          (f) In the event and on such occasion the Borrower or any Subsidiary receives any Net Proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, within three (3) Business Days after the Borrower’s or any Subsidiaries’ receipt of such Net Proceeds, the Borrower shall, except as otherwise permitted below, make a mandatory prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds, but only to the extent that (i) the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset or to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries within 90 days after receipt of such Net Proceeds or (ii) a written contract or agreement has not been entered into during such 90-day period to so apply such Net Proceeds during the period ending 180 days after such receipt; provided, however, that, so long as no Event of Default has occurred and is continuing, no such repayment shall be applied without Borrower’s consent to any Eurodollar Rate Loan until the last day of the Interest Period therefor.
          (g) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment.
          SECTION 2.12. Fees.
          (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a per annum rate of 0.75% on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees and amounts payable in respect of Deposits shall be computed on the basis of a year of 365 (or 366 days in a leap year) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender with a Revolving Commitment a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 (or 366 days in a leap year) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) All fees payable hereunder or under any other Loan Document shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13. Interest.
          (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, if (i) an Event of Default described in clause (h) or (i) of Article VII has occurred and is continuing or (ii) any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the LIBO Rate, as applicable, for such Interest Period;
          (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or
          (c) the Administrative Agent is advised by any Lender that maintenance of its Eurodollar Loans at a suitable lending office for funding or booking its Loans hereunder would violate any applicable law, rule, regulation or directive, whether or not having the force of law;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
          SECTION 2.15. Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or the Issuing Lender; or
     (ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of
          (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default),
          (b) the conversion of any Eurodollar Loan to a Loan of a different Interest Period other than on the last day of the Interest Period applicable thereto,
          (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or
          (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of

     (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over
     (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.17. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
     (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
     (ii) the Borrower shall make such deductions and
     (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no time is expressly required, prior to 12:00 noon, New York City time) on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its main offices at New York, New York or to such other office within the United States of America as otherwise designated from time to time by the Administrative Agent, except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder of under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, and participations in LC Disbursements; provided that
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
     (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender delivers a notice pursuant to Section 2.14(c), or if any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement or the other Loan Documents requiring the consent of the Required Lenders or all Lenders (or all affected Lenders) pursuant to Section 9.02 and the same have been approved by such Lenders, as applicable (or would have been approved by such Lenders with the disapproving Lender’s consent), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in

Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that
     (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld,
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Administrative Agent and the Lenders that:
          SECTION 3.01. Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted or proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies the Borrower and each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower or such Subsidiary, and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of the Borrower are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower are owned, beneficially and of record, by the Borrower free and clear of all Liens (other than Liens created by the Collateral Documents).
          SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate or other organizational powers, as applicable, and have been duly authorized by all necessary corporate or other organizational action and, if required, stockholder or other equity holder action, as applicable. This Agreement, and each of the other Loan Documents, has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and to requirements of reasonableness, good faith and fair dealing.
          SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Transactions
          (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect,
          (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority,
          (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and
          (d) will not result in the creation or imposition of any Lien on any asset of the Borrower except Liens created under the Loan Documents.
          SECTION 3.04. Financial Condition; No Material Adverse Change.
          (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended March 31, 2006 reported on by Deloitte & Touche LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2006, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
          (b) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none the Borrower or the Subsidiaries has, as of the Effective Date, any contingent liabilities that would reasonably be expected to have a Material Adverse Effect.
          (c) Since March 31, 2006, there has been no material adverse change in the business, assets, operations, performance, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, except as disclosed in the Forms 10-Q and 8-K filed by the Borrower with the Securities and Exchange Commission since March 31, 2006 and prior to the Effective Date.

          SECTION 3.05. Properties.
          (a) The Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (c) Schedule 3.05 sets forth the address of each parcel of real property that is owned, and each material parcel of property that is leased, by the Borrower or any of the Subsidiaries.
          SECTION 3.06. Litigation, Labor Matters and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Subsidiaries (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.
          (c) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries:
     (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;
     (ii) has become subject to any Environmental Liability;
     (iii) has received notice of any claim with respect to any Environmental Liability; or
     (iv) knows of any basis for any Environmental Liability.
          (d) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect. The Borrower shall update Schedule 3.06 as and when appropriate, although the inclusion of new information on Schedule 3.06 shall not mean that the new development or condition does not constitute a Default.

          SECTION 3.07. Compliance with Laws and Agreements; No Burdensome Restrictions.
          (a) The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default would reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.
          (b) The Borrower is not party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.
          (c) The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default would reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.
          SECTION 3.08. Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown thereon as required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred or is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all contractual, corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) in the aggregate do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          SECTION 3.12. No Default. The Borrower is in compliance in all material respects with the terms and conditions of this Agreement, and no Default has occurred and is continuing.
          SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.
          SECTION 3.14. Contingent Obligations. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 3.04.
          SECTION 3.15. Regulation U.
          (a) Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
          (b) The Borrower shall use the proceeds of the Loans solely for the purposes set forth in Section 5.08. No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
          SECTION 3.16. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and each issuance of a Letter of Credit and after giving effect to the application of the proceeds of such Loans and Letters of Credit, (a) the fair value (measured on a going concern basis) of the assets of the Credit Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value (measured on a going concern basis) of the property of the Credit Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Credit Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Credit Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

          SECTION 3.17. Insurance. The Borrower maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Schedule 3.17 sets forth a description of all material insurance maintained by or on behalf of the Borrower as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower is adequate.
          SECTION 3.18. Collateral Documents. The Collateral Documents create, as security for the obligations purported to be secured thereby, a valid and enforceable interest in and Lien on all of the properties covered thereby in favor of the Administrative Agent, and upon the filing of any financing statements, notices or mortgages contemplated thereby in the offices specified therein, such Liens (other than Liens permitted under Section 6.02 and the Collateral Documents) shall be superior to and prior to the right of all third Persons and subject to no other Liens.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Clifford Chance US LLP, counsel for the Borrower, substantially in the form of Exhibit D hereto, and covering such other matters relating to the Credit Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Borrower, (ii) the authorization of the Transactions and (iii) any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
          (d) All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be continuing in full force and effect.

          (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
          (f) The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (g) The Administrative Agent shall have determined that (i) there is an absence of any material adverse change or disruption in primary or secondary loan syndication markets, financial markets or in capital markets generally that would likely impair syndication of the Loans and other extensions of credit hereunder, and (ii) the Borrower has cooperated with the Administrative Agent’s syndication efforts, including, by providing the Administrative Agent with information regarding the Borrower’s and its Subsidiaries’ operations and prospects and such other information as the Administrative Agent reasonably deems necessary to successfully syndicate the Loans and other credit extensions hereunder.
          (h) The Administrative Agent shall have received results satisfactory to the Administrative Agent of all aspects of its due diligence investigation of the Borrower and its Subsidiaries (including contingent liabilities and contractual obligations).
          (i) All other legal and regulatory matters shall be satisfactory to the Administrative Agent and the Lenders.
          (j) There shall be no pending or threatened litigation, arbitration, administrative proceeding or consent decree that would reasonably be expected to (a) result in a Material Adverse Effect or (b) have a material adverse effect on the ability of the Credit Parties to consummate the Transactions.
          (k) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may request, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit F hereto, it being agreed by the Lenders that no blocked account agreement with HSBC Bank, National Association shall be required provided the Borrower closes its payroll account with HSBC Bank, National Association within ninety (90) days of the Effective Date and its non-payroll account within thirty (30) days after the Effective Date.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to

Section 9.02) at or prior to 3:00 p.m., New York City time, on the date hereof (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit (including the incorporation of the Existing Letters of Credit hereunder) herein, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrower and its Subsidiaries set forth in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations or warranties were made with respect to a specific date.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
          (c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the aggregate of the Revolving Credit Exposures does not exceed the Aggregate Revolving Commitment.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
          (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the figures budgeted for the fiscal quarter reported on, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate (substantially in the form of Exhibit E hereto) of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.04, 6.06, 6.10 and 6.12 through 6.16 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (d) within thirty (30) days after the end of each month, an unaudited balance sheet and unaudited statements of income and stockholders’ equity and cash flow of Borrower on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end audit adjustments and the absence of footnotes. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (x) the current fiscal period and the current year-to-date with the figures for (y) the same fiscal period and year-to-date period of the immediately preceding fiscal year and (z) the figures budgeted for the month reported on. The financial statements shall be accompanied by a certificate of a Financial Officer, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event; and
          (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and any other Loan Document, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Borrowing Base; Schedules. The Borrower will furnish to the Administrative Agent,

          (a) on a weekly basis, daily sales journals, credit memo journals, cash receipt journals and sell through reports, in each case, with supporting documentation in such detail as the Administrative Agent shall require.
          (b) on the third Business Day of each week (or more frequently if required by the Administrative Agent), a Borrowing Base Certificate (which shall be calculated as of the last day of the immediately preceding week and which shall not be binding upon the Administrative Agent or restrictive of the Administrative Agent’s rights under this Agreement).
          (c) on or before the twentieth (20th) day of each month as and for the prior month (i) an accounts receivable aging, (ii) an accounts payable aging, (iii) an Inventory report, (iv) a schedule showing all Receivables that constitute Eligible Receivables, (v) a report setting forth all royalty and license payments made during such preceding month, and if applicable, listing the license agreements and distribution agreements under which Borrower is then in default in the payment of any license or royalty fee due thereunder. In addition, Borrower shall deliver to the Administrative Agent, upon the Administrative Agent’s request, at such intervals as the Administrative Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as the Administrative Agent may require including trial balances and test verifications. The Administrative Agent shall have the right to confirm and verify all Receivables and Inventory by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.
          (d) on a daily basis, a daily liquidity roll forward in a form and with supporting information in such detail as the Administrative Agent shall require.
          SECTION 5.03. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.04. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the business operations and the rights, licenses, permits, privileges and franchises, patents, copyrights, trademarks and tradenames material to the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
          SECTION 5.05. Payment of Obligations. The Borrower will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.06. Maintenance of Properties; Insurance. The Borrower will (a) keep and maintain all property that is material to the conduct of the business of the Borrower in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. The Borrower shall deliver to the Administrative Agent endorsements in form and substance reasonably acceptable to the Administrative Agent (x) to all “All Risk” physical damage insurance policies on all of the Borrower’s tangible real and personal property and assets and business interruption insurance policies naming the Administrative Agent as lender loss payee and (y) to all general liability, property and casualty policies naming the Administrative Agent as an additional insured; provided, that the Borrower shall not be required to deliver to the Administrative Agent such endorsements to any automobile insurance policies. In the event the Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Borrower shall direct all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors and any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Administrative Agent, for the benefit of the Holders of Obligations, to the extent such proceeds are required to be used to prepay the Obligations pursuant to the terms hereof or any other Loan Document. Each such policy shall contain a long-form loss-payable endorsement naming the Administrative Agent as lender loss payee, which endorsement shall be in form and substance reasonably acceptable to the Administrative Agent.

          SECTION 5.07. Books and Records; Inspection Rights. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, at the sole cost of the Borrower, to visit and inspect any of its property, including the Collateral, books and financial records of the Borrower, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, however, unless an Event of Default has occurred and is continuing, the Borrower shall only be obligated to pay for the costs and expenses of a total of four (4) such visits in any fiscal year. In the absence of an Event of Default, the Administrative Agent or any Lender exercising any rights pursuant to this Section 5.06 shall give Borrower reasonable prior written notice of such exercise. No notice shall be required during the existence and continuance of any Default or Event of Default.
          SECTION 5.08. Compliance with Laws. The Borrower will comply with all laws, rules, regulations and orders (including Environmental Laws) of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to finance Permitted Acquisitions and for other general corporate purposes and working capital needs of the Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.
          SECTION 5.10. Credit Parties Guaranty. The Borrower shall cause each of Borrower’s Subsidiaries created or acquired after the date hereof which the Administrative Agent has determined to be active to guarantee pursuant to the Credit Parties Guaranty or a supplement thereto (or, in the case of a Foreign Subsidiary, any other guarantee agreement requested by the Administrative Agent) the Obligations. In furtherance of the above, the Borrower shall promptly (and in any event within 30 days thereof) (i) provide written notice to the Administrative Agent and the Lenders upon any Person becoming a Subsidiary, setting forth information in reasonable detail describing all of the assets of such Person, (ii) cause such Person to execute a supplement to the Credit Parties Guaranty and such other Collateral Documents as are necessary for the Borrower and its Subsidiaries to comply with this Section 5.10 and Section 5.11, (iii) cause 100% (or if a Deemed Dividend Problem or foreign withholding tax problem exists, 65%) of the issued and outstanding equity interests of such Person to be delivered to the Administrative Agent (together with undated stock powers signed in blank, if applicable) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge and Security Agreement (or joinder or other supplement thereto) and otherwise in form reasonably acceptable to the Administrative Agent and (iv) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, certified resolutions and other authority documents of such Person and, to the extent requested by the Administrative Agent, favorable opinions of counsel to such Person

(which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute and deliver the Credit Parties Guaranty (or a supplement thereto) or such other guarantee agreement or such Collateral Documents if such execution and delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary and no current Subsidiary shall be required to execute the Credit Parties Guaranty.
          SECTION 5.11. Collateral.
          (a) The Borrower will cause, and will cause each other Credit Party to cause, all of its owned property to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Obligations, to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02 or by the Collateral Documents. Without limiting the generality of the foregoing, the Borrower will cause 100% (or if a Deemed Dividend Problem or foreign withholding tax problem exists, 65%) of the issued and outstanding equity interests of each Credit Party directly owned by the Borrower or any other Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent (subject in any case to Liens permitted by Section 6.02 or by the Collateral Documents) in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request, together with such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including certified resolutions and other authority documents of such Person and, to the extent requested by the Administrative Agent, customary opinions of counsel with respect to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent.
          (b) The Lenders and the Borrower, on behalf of itself and the other Credit Parties, irrevocably authorize the Administrative Agent, at its option and in its reasonable judgment, in the event that, at any time, the Administrative Agent determines that it does not have a perfected Lien on substantially all of the assets of any Credit Party to secure the Obligations, to obtain perfected Liens on such unencumbered assets as the Administrative Agent deems necessary in consultation with the Required Lenders to secure the Obligations. The Borrower shall provide, and cause the other Credit Parties to provide, the Administrative Agent with all information reasonably requested by the Administrative Agent from time to time related to assets owned by the Borrower and the Borrower’s Subsidiaries, shall cooperate fully with the Administrative Agent with respect to the performance of due diligence and the execution of instruments and other Collateral Documents and making of any filings necessary to facilitate such Lien perfection (including certified resolutions and other authority documents of any applicable Subsidiary and, to the extent requested by the Administrative Agent, customary opinions of counsel with respect to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent) and shall pay all reasonable costs and expenses incurred by the Administrative Agent and its counsel in connection therewith, whereupon such Subsidiary shall thereafter be deemed a “Credit Party” hereunder. Notwithstanding the foregoing, no pledge agreement in respect of the Equity Interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge thereunder is prohibited by applicable law or its counsel reasonably determines that such pledge would not provide material credit support for the benefit of the Holders of Obligations pursuant to legally valid, binding and enforceable pledge agreements.
          SECTION 5.12. Employment Contracts. The Borrower shall have and maintain employment contracts reasonably satisfactory to the Administrative Agent with Bruno Bonnell and David Pierce.
          SECTION 5.13. Ratings. The Borrower will deliver to the Administrative Agent within sixty (60) days after the Effective Date and on each anniversary of the Effective Date, private rating letters with respect to the Loans from each of S&P and Moody’s addressed to the Administrative Agent and the Lenders, each in form and substance acceptable to the Administrative Agent and with the costs and expenses associated with such letters up to an amount not to exceed $10,000 per year to be borne by the Borrower.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created hereunder;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the maximum principal amount thereof;
          (c) Indebtedness of the Borrower to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;
          (d) Guarantees by the Borrower of Indebtedness of any Subsidiary Guarantor and by any Subsidiary Guarantor of Indebtedness of the Borrower or any other Subsidiary Guarantor;
          (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $500,000 at any time outstanding;
          (f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $500,000 at any time outstanding;
          (g) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit; and
          (h) Other unsecured Indebtedness of the Borrower in an aggregate principal amount not exceeding $500,000 at any time outstanding; provided that the maturity of all such Indebtedness is subsequent to the Maturity Date and no cash interest is payable on such Indebtedness.
          SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary, or merges into the Borrower or a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, or merges into the Borrower or a Subsidiary; provided that
     (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming, or merging into, a Subsidiary, as the case may be,
     (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and

     (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes, or merges into, a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that
     (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01,
     (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement,
     (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, and
     (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and
     (v) Liens created by the Collateral Documents.
SECTION 6.03. Fundamental Changes.
(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or here-after acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing
     (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving company,
     (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary Guarantor; provided, however, that in no circumstance shall a Domestic Subsidiary merge into a Foreign Subsidiary in a transaction in which such Foreign Subsidiary is the surviving entity,
     (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to a Subsidiary Guarantor, and
     (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses (and businesses reasonably related thereto) of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
          (a) Permitted Investments;
          (b) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;
          (c) loans or advances made by the Borrower to any Subsidiary Guarantor and made by any Subsidiary to the Borrower or any other Subsidiary Guarantor;
          (d) Guarantees constituting Indebtedness permitted by Section 6.01;
          (e) Permitted Acquisitions provided the Total Consideration for all such Acquisitions (other than consideration financed or paid with newly issued equity) does not exceed $500,000;
          (f) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business;
          (g) loans and advances to the Borrower’s employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $200,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding;
          (h) advance payments of production costs and developer’s fees to developers of games marketed by the Borrower in the ordinary course of business consistent with past practice to Persons that are not Affiliates of the Borrower; and
          (i) the acquisition by Borrower of the Hot Pixel game and related technology from Parent for an amount in stock not to exceed $5,000,000.

          SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except
          (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and
          (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests to the Borrower or to Subsidiary Guarantors, and (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; provided that at the time of such Restricted Payment, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
          SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except
          (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,
          (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate,
          (c) pursuant to agreements and arrangements existing on the date hereof as set forth in the Borrower’s most recent Form 10-K and subsequently-filed Forms 10-Q and 8-K made prior to the date hereof or on Schedule 6.07(c),
          (d) any Restricted Payment permitted by Section 6.06, and
          (e) the acquisition by Borrower of the Hot Pixel game and related technology from Parent for an amount in stock not to exceed $5,000,000.
          SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement (other than the Loan Documents) or other arrangement that prohibits, restricts or imposes any condition upon

        (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or
        (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that
     (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement,
     (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),
     (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,
     (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and
     (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
        SECTION 6.09. Changes in Fiscal Year. The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.
        SECTION 6.10. Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise dispose of its assets to any other Person except for:
        (a) sales of inventory for fair value in the ordinary course of business;
        (b) sales or other dispositions of obsolete, uneconomic or worn-out or no longer used or useful assets in the ordinary course of business;
        (c) dispositions of cash and Permitted Investments in the ordinary course of business;
        (d) leases, sales or other dispositions of assets for fair value not exceeding $1,000,000 in aggregate amount during any fiscal year; and

          (e) the licensing in the ordinary course of its business of intellectual property, other than where the grant of such license would prohibit the Borrower from continuing to retain full rights in such intellectual property;
provided that, with respect to any sale, lease or disposition of assets pursuant to this Section 6.10, (i) the Net Cash Proceeds of such sale or other disposition of assets are applied as required by Section 2.11(e) and (ii) at the time of such sale or other disposition, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
          SECTION 6.11. Sale and Leaseback Transactions. No Credit Party shall enter into any Sale and Leaseback Transaction.
          SECTION 6.12. Minimum Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA for each month or each fiscal quarter, as applicable, to be less than the following:

Quarter ending December 31, 2006	– $	4,950,000
Quarter ending March 31, 2007		$1,600,000
Quarter ending June 30, 2007	– $	8,150,000
Quarter ending September 30, 2007	– $	9,800,000
Quarter ending December 31, 2007		$17,150,000
Quarter ending March 31, 2008		$725,000
Quarter ending June 30, 2008	– $	3,500,000
Quarter ending September 30, 2008		$3,725,000
Quarter ending December 31, 2008	– $	750,000
Quarter ending March 31, 2009	– $	5,750,000
Quarter ending June 30, 2009	– $	5,000,000
Quarter ending September 30, 2009	– $	5,000,000
          SECTION 6.13. Liquidity. The Borrower and its Domestic Subsidiaries shall not permit their Unrestricted Liquid Assets to be below $1,000,000 at any time between the Effective Date and January 31, 2007 or $3,000,000 at any time after January 31, 2007.
          SECTION 6.14. Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $750,000 for Capital Expenditures of the Borrower and its Subsidiaries during any fiscal quarter of the Borrower.
          SECTION 6.15. Net Debt. The Borrower will not permit Net Debt as of each date listed below to be more than the following:

October 31, 2006		$6,000,000
November 30, 2006		$15,000,000
December 31, 2006		$13,000,000
January 31, 2007		$13,500,000
February 28, 2007		$13,000,000
March 31, 2007		$4,000,000
June 30, 2007	– $	1,000,000

September 30, 2007	– $10,000,000
December 31, 2007	– $ 2,000,000
March 31, 2008	– $20,000,000
June 30, 2008	– $25,000,000
September 30, 2008	– $25,000,000
December 31, 2008	– $25,000,000
March 31, 2009	– $25,000,000
June 30, 2009	– $25,000,000
September 30, 2009	– $25,000,000
          SECTION 6.16. Subsidiaries. The Borrower will not conduct any material business through any of its current Subsidiaries, nor will it lend money to or contribute to the capital of any of its current Subsidiaries.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) (i) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03, 5.04 (with respect to organizational existence), 5.09, 5.10 or 5.11 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;
          (e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) an officer of the Borrower becomes aware of any such breach;
          (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to all applicable cure periods;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower or any Subsidiary shall
     (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,
     (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article,
     (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets,
     (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,
     (v) make a general assignment for the benefit of creditors or
     (vi) take any action for the purpose of effecting any of the foregoing;

          (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments (other than a judgment covered by insurance, but only if the insurer has admitted liability with respect to such judgment) for the payment of money in an aggregate amount in excess of $1,000,000 net of insurance shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;
          (m) a Change in Control shall occur; or
          (n) any Loan Document shall fail to remain in full force or effect against any Credit Party party thereto (except to the extent such Credit Party has been released from its obligations thereunder in accordance with this Agreement or such other Loan Document or such Loan Document has expired or terminated in accordance with its terms) or any Credit Party shall take any action to discontinue or to assert the invalidity or unenforceability of, or any action that results in the discontinuation or invalidity or unenforceability of, any Loan Document in any material respect or any Lien in favor of the Administrative Agent under the Loan Documents (except as contemplated by the Loan Documents), or such Lien shall not have the perfection or priority contemplated by the Loan Documents;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
     (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and
     (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the Loan

Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and on behalf of the Holders of Obligations and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing,
          (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,
          (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and
          (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into
     (i) any statement, warranty or representation made in or in connection with this Agreement,

     (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith,
     (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein,
     (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document,
     (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or
     (vi) the perfection or priority of any of the Liens on any of the Collateral.
        The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
        The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
        Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          Except with respect to the exercise of setoff rights of any Lender, including the Issuing Lenders, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.
          The Lenders, including the Issuing Lenders, are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan or any Letter of Credit after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
          In its capacity, the Administrative Agent is a “representative” of the Holders of Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent indemnity obligations and Obligations in respect of Swap Agreements) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.
ARTICLE IX
Miscellaneous
        SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
     (i) if to the Borrower, to it at 417 Fifth Avenue, New York, NY 10016, Attention of Robert Lazzara (Facsimile No. (212) 726-6590, Email address: robert.lazzara@atari.com), with a copy to Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019, Attention of Alan M. Christenfeld, (Facsimile No. (212) 878-8375, Email address: alan.christenfeld@cliffordchance.com);
     (ii) if to the Administrative Agent, to Guggenheim Corporate Funding, LLC, 135 East 57th Street, 7th Floor, New York, New York 10022, Attention of Tony Minella, (Facsimile No. (212) 644-8396);
     (iii) if to the Issuing Lender, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower; and
     (iv) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

        (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
        (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
        SECTION 9.02. Waivers; Amendments.
        (a) No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.
        (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall
     (i) increase the Commitment of any Lender without the written consent of such Lender,
     (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,
     (iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or extend the Maturity Date, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,
     (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender,
     (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,
     (vi) other than pursuant to a transaction permitted by the terms of this Agreement or any other Loan Document, release all or substantially all of the Collateral or release, limit or condition any Credit Party’s guarantee obligations under any Loan Document without the written consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Lender, as the case may be.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay
     (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),
     (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and
     (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, provided that, in the case of a workout or a Default, the Borrower shall be obligated to pay the attorneys’ fees and expenses for only one law firm for the Administrative Agent, the Issuing Lender and the Lenders in addition to any required local counsel.
          (b) The Borrower shall indemnify the Administrative Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of
     (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or by the other Loan Documents,
     (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),
     (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or
     (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Lender or any Related Party of any of them under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender in its capacity as such.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special,

indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable promptly not later than fifteen days after written demand therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent; and
          (C) the Issuing Lender.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) with respect to Revolving Loans, the lesser of $1,000,000 and the remaining amount of such Lender’s Revolving Loan Exposure or Revolving Commitment provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall agree to be bound by Section 9.12 hereof.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and its Deposit); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower and its Subsidiaries in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
          (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),
          (b) to the extent requested by any regulatory authority,
          (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,
          (d) to any other party to this Agreement,
          (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
          (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,
          (g) with the consent of the Borrower, or
          (h) to the extent such Information
     (i) becomes publicly available other than as a result of a breach of this Section or
     (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.
Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          SECTION 9.14. Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of the Borrower against any Subsidiary Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its property shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such guarantor, including, the Subsidiary Guarantors, to the extent permitted by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any guarantor, including the Subsidiary Guarantors, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any such guarantor shall be and are subordinated to the rights of the Holders of Obligations in those assets. The Borrower shall not have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of any such guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such guarantor is dissolved or if substantially all of the assets of any such guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any guarantor, including the Subsidiary Guarantors, to the Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the

Administrative Agent for application on any of the Obligations, due or to become due, until such Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations (and their Affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the Holder of Obligations. If the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations (and their Affiliates) have been terminated, the Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim the Borrower has or may have against any guarantor, including the Subsidiary Guarantors.
The remainder of this page is intentionally blank.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATARI, INC.
By	/s/ David R. Pierce
	Name:	David R. Pierce
	Title:	President and Chief Executive Officer

Signature Page to Atari Credit Agreement

MIDLAND NATIONAL LIFE INSURANCE COMPANY, as a Lender

By: Guggenheim Partners Advisory Company

By:	/s/ Todd Boehly

Name: Todd Boehly
Title: Managing Partner

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE, as a Lender

By: Guggenheim Partners Advisory Company

By:	/s/ Todd Boehly

Name: Todd Boehly
Title: Managing Partner

GUGGENHEIM CORPORATE FUNDING, LLC, individually and as Administrative Agent

By:	/s/ WR Hagner

Name: William Hagner
Title: Director and Counsel
Signature Page to Atari Credit Agreement